Exhibit 99.1

Grove Collaborative, a Leading Sustainable Consumer Products Company,

to Become a Publicly Traded Company via Transaction with

Virgin Group Acquisition Corp. II

●	Grove Collaborative (“Grove” or “the Company”), a public benefit corporation and Certified B Corp., has entered into a definitive business combination agreement with Virgin Group Acquisition Corp. II (“VGII”) (NYSE: VGII), backed by Sir Richard Branson;

●	High-growth digitally enabled sustainable consumer products company Grove has planned revenues of $385 million in 2021 and gross margin of 50%; expects to break even and grow to over $600 million in revenue with margins of 56% by 2024 through accelerated leadership in zero-plastic and zero waste home and personal care innovation, retail expansion and customer growth;

●	The transaction is expected to result in approximately $435 million in net proceeds, assuming no redemptions, enabling the Company to accelerate its mission to transform the consumer products industry into a force for human and environmental good, and to make it easy for people to switch to healthier and more sustainable routines;

●	The transaction includes a fully committed, $87 million common stock PIPE with contributions from an affiliate of the sponsor of VGII and new and existing Grove investors, including Lone Pine Capital, Sculptor Capital Management, General Atlantic and Paul Polman; 100% of Grove’s existing shareholders will roll their equity into the combined company; Grove Collaborative Co-Founder and Chief Executive Officer Stuart Landesberg participated in the PIPE financing;

●	The transaction implies a combined company pro forma enterprise value of approximately $1.5 billion, and is expected to close in late Q1 or early Q2 2022 and, upon closing, the combined company will be listed on the NYSE under the new ticker symbol “GROV”;

●	The combination with VGII will fuel Grove’s growth and drive product innovation, consumer education, retail expansion and enhanced customer experience, and will help Grove to reach its goal of becoming 100% plastic free by 2025.

SAN FRANCISCO and NEW YORK– December 8, 2021 ― Grove Collaborative (“Grove” or “the Company”), a leading sustainable consumer products company, and Virgin Group Acquisition Corp. II (“VGII”) (NYSE: VGII), a publicly-traded special purpose acquisition company (SPAC) sponsored by Virgin Group, announced today they have entered into a definitive business combination agreement that will result in Grove becoming a public company. Upon closing of the transaction, the combined company will continue to operate under the Grove name and will be listed on the NYSE under the new “GROV” ticker symbol. The combined company will be led by Stuart Landesberg, Co-Founder and Chief Executive Officer of Grove Collaborative.

Grove is a leading sustainable consumer products company fueled by a mission to transform the consumer products industry into a force for human and environmental good. The largest independent, home and personal care brand focused on health and sustainability, the Company is at the forefront of the direct-to-consumer and natural products trends and has emerged as a leader in the category, with over 1.5 million active customers through its direct platform and millions of units of products sold at physical retail.

Earlier this year the digitally native company announced its entrance into physical retail at Target stores nationwide and on Target.com, helping more shoppers to adopt a sustainable lifestyle by providing greater access to healthier products to consumers across the country, while quickly becoming the #1 repeat brand in the cleaning category.

In addition to its flagship brand, Grove Co., Grove has built and launched several sustainable brands in the personal care, paper, and beauty categories such as the 100% plastic-free bar format body, hair and deodorant brand, Peach not Plastic. Grove’s customers have avoided over 4.9 million pounds of plastic being used by choosing Grove Co. and Peach not Plastic’s plastic-free and plastic-reducing products.

Grove is leading the consumer products industry out of plastic. Already plastic neutral and CarbonNeutralⓇ certified, the Company aims to become 100% plastic free by 2025. Beyond Plastic is Grove’s comprehensive plan to address the plastic crisis and to help the Company meet its ambitious goal. Today Grove also has 100% carbon neutral shipping and facilities and is committed to NetZero carbon emissions by 2030.

Investment Highlights

●	Investing in a sustainable future for consumer packaged goods – With its sustainability-first mindset and ability to innovate quickly as a digitally native company with access to millions of customers, Grove is at the forefront of the growing demand for natural, sustainable home and personal care products that are high performing. As a purpose-led brand with an ambitious goal of becoming 100% plastic free by 2025, Grove is poised to capitalize on this demand.

●	Scale Opportunity – Expected revenue of $385 million in 2021 represents only a fraction of the $180 billion addressable market for home and personal care in the U.S., leaving tremendous opportunity for growth domestically and internationally.

●	Rapid Growth and Broad Consumer Adoption – Proven ability to drive growth as the #1 brand in a fast-growing space, with a 54% revenue CAGR expected from 2018-2021 and projected growth to over $600 million in 2024, attracting customers across a diverse demographic set who exhibit high levels of brand engagement, repeat purchase behavior and long-term retention.

●	Strong and Increasing Margins - Healthy 50% gross margin expected in 2021 projected to grow to 56% by 2024 as the Company scales, drives brand awareness and continues to increase the mix of owned-brand products.

●	Retail Strategy Offers Significant Upside – Anchored by a strong and loyal customer membership, Grove has a significant opportunity for growth and to pursue omnichannel opportunities. Grove recently went into physical retail for the first time at Target stores nationwide; with high performance during the first year, it validates Grove’s ability to unlock the retail channel, in which 90% of the category’s sales still occur, and presents material upside beyond plan.

Management Commentary

“In going public, we sought a partner that shares our passion for using business to answer the urgent environmental crisis, and that accelerates our vision to make consumer products a positive force in human and environmental health. In that spirit, we are thrilled to partner with mission-driven disruptors Sir Richard Branson and VGII as we embark on this next chapter. Together we will create new opportunities to revolutionize the CPG industry,” said Stuart Landesberg, Co-Founder and CEO of Grove. “The CPG category is ripe for disruption. As an industry, we can, should, and must be able to offer products that are high performing and good for the planet. Grove can be a driving force for change, through our ongoing product innovation, retail partnerships and our ambitious goal to become 100% plastic free by 2025.”

“I am inspired by Grove’s vision to transform the availability and quality of planet-first products” said Sir Richard Branson, Virgin Group Founder. “Grove is paving the way for people to have more access to healthy, sustainable goods for their homes and I am excited to see the company’s impact on customers’ health and wellbeing. There are huge growth opportunities ahead, and we are delighted to work alongside Stu and his team as Grove continues to disrupt the industry and make a positive difference to people and the planet.”

Evan Lovell, Chief Investment Officer of Virgin Group, said, “Grove has a distinctive opportunity to capitalize on a growing sustainable products market ripe for disruption. Virgin Group sought to partner with an exceptional consumer products company, and our mission and platform offered the perfect opportunity for two incredible teams to come together. We are thrilled to partner with Grove and their team and look forward to our collective future success as a publicly traded business.”

Transaction Overview

The business combination includes an implied combined company pro forma enterprise valuation for Grove of $1.5 billion. The transaction will provide up to $435 million in net proceeds to the Company, including an $87 million fully committed common stock PIPE at $10.00 per share from an affiliate of the sponsor of VGII and new and existing Grove investors, including Lone Pine Capital, Sculptor Capital Management, General Atlantic and Paul Polman, and $348 million in proceeds from VGII’s trust account net of estimated transaction expenses (and subject to reduction based upon the exercise of any redemption rights by VGII’s public shareholders in connection with the transaction).

The Boards of Directors of Grove and VGII have both approved the transaction. The transaction will require the approval of the shareholders of both Grove and VGII, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in late Q1 or early Q2 2022. 100% of Grove’s shareholders will roll their equity holdings into the new public company.

Grove expects to use the proceeds from the transaction for working capital and general corporate purposes, in addition to covering transaction-related costs.

Upon the closing of the transaction, and assuming none of VGII’s public shareholders elect to redeem their shares, existing Grove shareholders are expected to own 72% of the combined company, VGII’s sponsor is expected to own 3% of the combined company, the PIPE investors are expected to own 4% of the combined company, and public stockholders are expected to own 21% of the combined company. Additionally, VGII will nominate an appointee to the Grove board once the transaction closes.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by VGII with the Securities and Exchange Commission (“SEC”) and will be available on the Grove’s Investor Relations page at investors.grove.co and at www.sec.gov.

Advisors

Morgan Stanley & Co. LLC is acting as exclusive financial advisor to Grove, and Credit Suisse Securities (USA) LLC is acting as financial advisor and capital markets advisor to VGII. Sidley Austin LLP is acting as the legal advisor to Grove, and Davis Polk & Wardwell LLP is acting as the legal advisor to VGII. Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are serving as co-placement agents to VGII with respect to the portion of the PIPE financing raised from qualified institutional buyers and institutional accredited investors. Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are not acting as agents or participating in any role with respect to, and will not earn any fees from, the portion of the PIPE financing raised from individual investors. Credit Suisse Securities (USA) LLC previously acted as sole book-running manager for VGII’s IPO.

Additional Information About the Transaction

A recording of the PIPE presentation will be posted on Grove’s Investor Relations website at investors.grove.co.

About Grove Collaborative

Launched in 2016 as a Certified B Corp, Grove Collaborative is transforming consumer products into a positive force for human and environmental good. Grove creates and curates high-performing, planet-first products across household cleaning, personal care, laundry, clean beauty, and pet, serving millions of households across the U.S. With a flexible monthly delivery model and access to knowledgeable Grove Guides, Grove makes it easy for people to build sustainable routines. Every item Grove offers, from both brands they craft — like their flagship brand Grove Co., plastic-free, vegan personal care line Peach not Plastic, and clean skincare brand Superbloom — and from exceptional third-party brands, has been thoroughly vetted against strict standards for clean ingredients, efficacy, sustainability, cruelty-free formulas, and ethical supply chain practices. Grove Collaborative, a public benefit corporation, is on a mission to move Beyond Plastic and recently entered physical retail for the first time at Target stores nationwide. Grove is the first plastic neutral retailer in the world and is committed to being 100% plastic-free by 2025. For more information, visit grove.com.

About Virgin Group Acquisition Corp. II

Virgin Group Acquisition Corp. II was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Sir Richard Branson, is the Founder of the Company, Founder of the Virgin Group and a renowned global entrepreneur; Josh Bayliss, the Company's Chief Executive Officer and director, who is the Chief Executive Officer of the Virgin Group and is responsible for the Virgin Group's strategic development, licensing of the brand globally and management of direct investments on behalf of the Virgin Group in various companies around the world; and Evan Lovell, the Company's Chief Financial Officer and director, who is the Chief Investment Officer of the Virgin Group and is responsible for managing the Virgin Group's investment team and portfolio in North America.

Additional Information and Where to Find It

In connection with the proposed business combination, VGII intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of VGII, and after the registration statement is declared effective, VGII will mail a definitive proxy statement/prospectus relating to the proposed business combination to its shareholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. VGII’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about Grove, VGII and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of VGII as of a record date to be established for voting on the proposed business combination. Such shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Virgin Acquisition Corp. II, 65 Bleecker Street, 6th Floor, New York, New York 10012.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Participants in the Solicitation

VGII, Grove and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of VGII’s shareholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of VGII’s shareholders in connection with the proposed business combination will be set forth in VGII’s registration statement on Form S-4, including a proxy statement/prospectus, when it is filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of VGII’s directors and officers in VGII’s filings with the SEC and such information will also be in the registration statement to be filed with the SEC by VGII, which will include the proxy statement / prospectus of VGII for the proposed business combination.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our or our management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including possible business combinations, revenue growth and financial performance, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs made by the management of VGII and Grove in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on VGII and Grove as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting VGII or Grove will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the VGII stockholders will approve the transaction, regulatory approvals, product and service acceptance, and that, Grove will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of VGII’s filings with the SEC, and in VGII’s current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to VGII and Grove as of the date hereof, and VGII and Grove assume no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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